INDEPENDENT CONTRACTOR AGREEMENT

B E T W E E N:

KĀLLO INC.
("Kāllo")

-and-

SAVERS DRUG MART
(the "**Contractor**")

Engagement and Authority

1. Subject to the terms and conditions herein, Kāllo hereby engages the Contractor and the Contractor hereby accepts such engagement as a non-exclusive Independent Contractor. Contractor's contact at Kāllo will be Vince Leitao. For the period of time identified in **Term**, below, Contractor will provide Kāllo with the following services (the "Services"):

- Pharmacy Management
- Pharmacy Technician Training
- Dispensary Formulary Planning
- Pharmaceutical Procurement
- Pricing Strategies

2. Neither party shall have the power to obligate or bind the other party in any manner whatsoever and the Contractor shall have no authority to assume or create any obligation whatsoever in the name of Kāllo. The Contractor hereby undertakes and agrees that he will not furnish to any customer of Kāllo or any other persons carrying on business with Kāllo, any representations, warranties, undertakings or guarantees of any nature whatsoever which may tend to involve the responsibility, obligation, or liability of Kāllo without Kāllo's prior written approval and authorization.

Nature of the Relationship

3. The Contractor shall at any and all times and for any and all purposes be considered and treated as an Independent Contractor of Kāllo.

4. This Agreement shall not be construed as employer-employee, agency, partnership, joint venture or similar relationship between the Contractor and Kāllo. Kāllo shall in no way be held liable or accountable for any action, inaction or obligation of the Contractor whatsoever.

5. Unless otherwise agreed by Kāllo, the services to be provided by the Contractor shall be performed by Rajni Kassett.

Termination

6. Kāllo reserves the rights to cancel this Agreement, without notice, if there is a breach by the Contractor of any of his duties, responsibilities, obligations or covenants contained herein.

Compensation

7. The Contractor shall be compensated by issuance of unrestricted shares of Kāllo Inc. in the amount of 3,000,000.00 (three million) shares issued to and in the name of Rajni Kassett.

Term

8. This Agreement shall be effective as of January 03/2012 and shall continue in full force and effect, until December 31, 2013 unless terminated earlier in accordance with **Termination** below. Any renewals of this Agreement must be in writing and entered into by the parties no later than December 31, 2013. If no written renewals are entered into as of December 31, 2013, then the Agreement will expire on December 31, 2013 and Kāllo will have no further obligations to the Contractor.

9. The Contractor may be enrolled to participate in Kāllo's benefit plans if any, only at the sole and absolute discretion of Kāllo.

Materials, Etc.

10. The Contractor is generally responsible for providing all materials or equipment necessary to perform the Services required under this Agreement.

11. The Contractor shall be responsible for any and all expenses incurred in order to perform the Services required under this Agreement.

Statutory Requirements

12. The Contractor agrees that he is responsible for making all appropriate statutory remittances (including, but not limited to, remittances related to all applicable employment insurance, pension, income tax and employee health tax matters).

Other Activities

13. The Contractor is free to engage in other business activities, provided that the Contractor does not engage in any such activities which are inconsistent with or in conflict with any provisions of this Agreement or that so occupy the Contractor's attention as to interfere with the proper and efficient performance of the Contractor's services hereunder.

Confidential Information

14. The term "Confidential Information" means information and data not known generally outside Kāllo concerning Kāllo's business and technical information, including, without limitation, information relating to Inventions, as defined below, know-how, trade secrets, processes, specifications, reports, manuals, customers, customer lists, and confidential information, financial and marketing data and business plans.

15. It is understood that Confidential Information does not include:

(a) information which is or becomes generally available to the public or within the industry through no act or omission on the part of the Contractor; or

(b) information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that it shall, as soon as practicable, give Kāllo prior written notice of such required disclosure in order to afford Kāllo an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, the Contractor may disclose such information without liability).

16. The Contractor and Rajni Kassett agree that all Confidential Information is the property of Kāllo and shall remain so and that the disclosure of any Confidential Information would be highly detrimental to the best interests of Kāllo and could severely damage the economic interests of Kāllo. Except as otherwise herein provided, the Contractor and Rajni Kassett agree that during the Term and thereafter, the Contractor and Rajni Kassett will hold in strictest confidence, and will take all necessary precautions against unauthorized disclosure of, and will not use or disclose to any person, firm or corporation, without the written authorization of Kāllo, any of the Confidential Information, except as such use or disclosure may be required in connection with the work of the Contractor and Rajni Kassett for Kāllo hereunder. The Contractor and Rajni Kassett understand that this Agreement applies to computerized and electronic, as well as written information.

17. Upon and following the termination of this Agreement, the Contractor and Rajni Kassett agree that they will not take with them any Confidential Information that is in written, computerized, machine-readable, model, sample, or other form capable of physical delivery, without the prior written consent of Kāllo. The Contractor and Rajni Kassett also agree that, upon the termination of this Agreement, the Contractor and/or Rajni Kassett shall deliver promptly and return to Kāllo all such materials, along with all other property of Kāllo, in their possession, custody or control and the Contractor and Rajni Kassett shall make no further use of

same. Should any such items be discovered by the Contractor and Rajni Kassett after the termination of this Agreement, the Contractor and Rajni Kassett agree to return them promptly to Kāllo without retaining copies of any kind.

18. The term "Inventions" means any intellectual property including without limitation, technological innovations, discoveries, inventions, designs, formulae, know-how, tests, performance data, processes, production methods, improvements to all such property and the like, regardless of whether or not patentable, copyrightable, or subject to trade-mark and further includes any recorded material, notes or records defining, describing or illustrating any such intellectual property.

19. With respect to any and all Inventions which the Contractor and/ Rajni Kassett, either by themselves alone or together with others, make, conceive, originate, devise, discover, develop or produce, in whole or in part, during the period of their engagement by Kāllo hereunder or during, in whole or in part, the twelve (12) month period after the cessation of this Agreement for any reason, and which such Inventions arise or relate, directly or indirectly, to the performance by the Contractor and/or Rajni Kassett of their obligations under this Agreement delivered hereunder, the Contractor and Rajni Kassett agree:

(a) to keep notes and written records of any such work, which records shall be provided to Kāllo and made available at all times for the purposes of evaluation and use in obtaining patents, trademarks or copyrights or as a protective procedure;

(b) to disclose fully and promptly to Kāllo any and all such Inventions, regardless of whether or not made, conceived, originated, devised, discovered, developed or produced by Kāllo or others on their behalf either during their working hours or in connection with the work assigned to them by Kāllo;

(c) that all models, instructions, drawings, blueprints, manuals, letters, notes, notebooks, books, memoranda, reports, software code listings, or other writings made by them or which may come into their possession during the Term of this Agreement and which relate in any way to or embody any Confidential Information or relate to their engagement hereunder or any activity or business of Kāllo, shall be the exclusive property of Kāllo and shall be kept on Kāllo's premises, except when required elsewhere in connection with any activity of Kāllo and shall be available to representatives of Kāllo at all times for the purpose of evaluation and use in obtaining patents, trademarks or copyrights or other protective procedures;

(d) that Kāllo is and shall be the sole owner of all intellectual and industrial property rights in any and all such Inventions and that the Contractor and Rajni Kassett hereby irrevocably assign and agree to assign all right, title

and interest in such Inventions to Kāllo or its nominee without any additional compensation to it and that the Contractor and Rajni Kassett will sign all applications for, and assignments of, patents, trademarks, copyright or other interests therein required by Kāllo and that the Contractor and Rajni Kassett will sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Agreement;

(e) that these obligations under this Article shall continue beyond the termination of their engagement with respect to Inventions conceived or made by them during the period of and in connection with this engagement and for the twelve (12) month period after their engagement ceases and shall be binding upon their assigns, executors, administrators and other legal representatives; and

(f) to irrevocably waive any and all of their moral rights in any such Inventions.

Non-Solicitation

20. The Contractor and Rajni Kassett hereby covenant and agree that during the term of this Agreement and for a period of twelve (12) months thereafter, they shall not, for whatever reason, individually or in partnership or jointly or in conjunction with any person, firm, association, syndicate, company, corporation, joint venture, partnership or entity, as principal, agent, employee, shareholder, director, officer, owner, investor, partner, or any other manner whatsoever, directly or indirectly, solicit or induce or attempt to solicit or induce any customers or suppliers of Kāllo, or solicit or induce or attempt to solicit or induce any employees of Kāllo to leave employment with Kāllo.

Non-Competition

21. The Contractor and Rajni Kassett hereby covenant and agree that during the term of this Agreement and for a period of 12 months thereafter the cessation of this Agreement for any reason, they shall not either indirectly or directly accept employment from or provide services of any kind to any competitor of Kāllo within a 75 kilometre radius of Kāllo's premises. For purposes of the foregoing sentence, the parties confirm that any company involved with the Medical Software Technologies and Mobile Medical Clinica shall be considered a company "competitive" with Kāllo for purposes of this paragraph.

22. The Contractor understands and agrees that the Confidential Information, Inventions, Non-Solicitation and Non-Competition provisions above are reasonable, enforceable and independent of one another should any provision be found unenforceable by a court of law. Further, the Contractor understands that a breach of any of these provisions during the term of

this Agreement constitutes just cause for termination of the Agreement and that whether during or after the term of this Agreement, such breach causes irreparable harm which may be remedied by injunction and damages.

Notices

23. Every notice provided for in this Agreement shall be written and directed to the party at the following address:

(a) If to Kāllo:
15 Allstate Parkway
Suite 600
Markham, ON L3R 5B4

(b) If to the Contractor:

97 KING STREET E.
OSHAWA, ON L1H 1B8
Attention: Rajni Kassett

Governing Law

24. This Agreement shall be governed by the laws of the Province of Ontario.

Survival

25. The Contractor and Rajni Kassett acknowledge and agree that the obligations under Articles 16-23 are to remain in effect in perpetuity (or such lesser period of time as may be specified therein or otherwise until performed) and survive the termination of this Agreement and will continue to apply notwithstanding the manner or reasons for the termination with or without notice.

Waiver of Breach

26. The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent enforcement of any such term or any other term nor shall it be deemed a waiver of any subsequent breach.

Severability and Modification

27. Each of the provisions of this Agreement (and each part of each such provision) is severable from every other provision hereof (and every other part thereof). In the event that any provision (or part thereof) contained in this Agreement or the application thereof to any circumstances shall be invalid, illegal or unenforceable, in whole or in part, for any reason whatsoever, in any jurisdiction and to any extent, such provision (or such part thereof) shall be severed from this Agreement and ineffective to the extent of such invalidity, illegality or unenforceability in such jurisdiction and in such circumstances and the remaining provisions of this Agreement (or the remaining parts of such provision, as the case may be) shall nevertheless remain in full force and effect.

Entire Agreement

28. The provisions of this Agreement constitutes the entire Agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, between the parties hereto and any of their predecessors. Any amendments or alterations to this Agreement must be made in writing and signed by both parties.

KĀLLO INC.

Jan 13/2012

Date

Per: ______________________

Authorized Signing Officer

I have authority to bind the corporation.

SAVERS DRUG MART

Jan 13, 2012

Date

Per: ______________________

I have authority to bind the corporation.

Rajni Kassett

Jan 13th, 2012

Date

____

Witness